Letter of Agreement
This Letter of Agreement (“Agreement”) is entered into as of this 6th day of February, 2006 (the “Effective Date”) by and between The Ken Blanchard Companies (“KBC’) with offices at 125 State Place, Escondido, California 92029, and Grand Canyon University (“GCU”) with offices at 3300 West Camelback Road, Phoenix, Arizona 85017. Within this Agreement, KBC and GCU may be referred to individually as a “Party” or collectively as the “Parties”. For the purpose of this Agreement, it is understood that KBC has the right and authority to represent the interests of the legal entity known as Blanchard Education, LLC (“Blanchard Education”), and that GCU has the right and authority to represent the interests of the legal entity known as Significant Education LLC (“Significant Education”).
Recitals
Whereas, the Parties have a contractual relationship that is recorded and documented in a Memorandum of Understanding (the “MOU”) dated the 21st day of April, 2005; and
Whereas, Blanchard Education and Significant Education have a contractual relationship that is recorded and documented in a License Agreement (the “License Agreement”) dated the 30th day of June, 2004; and
Whereas, the Parties now wish to terminate the MOU and amend the License Agreement; and
Whereas, this Agreement now sets forth and establishes the changes that the Parties wish to make to the License Agreement allowing for the termination of the MOU; and
Whereas, following the acceptance and execution of this Agreement by the Parties, the Parties shall capture that which is agreed to by this Agreement in a separate written instrument (the “Amendment”), and upon its execution by the Parties, the Amendment shall become part of the License Agreement.
Now, Therefore, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the Parties agree as follow:
Agreement
1. Additions to License Agreement. The following new terms and conditions shall be added to the License Agreement:
•	KBC shall grant GCU the right to use the intellectual property of KBC to develop various business courses (the “GCU Courses”) that will be offered to students of GCU through The Ken Blanchard College of Business. Prior to the execution of the Amendment, the Parties shall meet, discuss, and mutually agree as to how the development of the GCU Courses will be accomplished, and the details of this decision will be captured within the Amendment.

•	KBC and GCU shall collaborate to develop CCU Courses that will be offered in a Masters in Business Administration program (the “MBA Program”), and GCU shall agree to pay KBC an eighteen percent (18%) tuition royalty (the “MBA Tuition Royalty”) on the net tuition that GCU receives as a result of GCU offering the MBA Program to both ground and on-line students (with the term “net tuition” defined as gross tuition less credits and refunds). Immediately following the execution of this Agreement, the Parties shall meet, discuss, and mutually agree as to how the development of the GCU Courses comprising the MBA Program will be accomplished, and the details of this decision will be captured in a written instrument between the Parties separate from this Agreement (and separate from the Amendment).

•	KBC shall grant GCU the right to purchase for internal use the products and services offered by KBC, with the understanding that GCU will be charged cost plus 10% for such purchases.

•	GCU shall grant KBC the right to annually award up to four (4) four-year undergraduate level full tuition scholarships (“Full Tuition Scholarships”); or four (4) two-year graduate level Full Tuition Scholarships (with the understanding that KBC may award any combination of Full Tuition Scholarships, but may not award more than eight Full Tuition Scholarships per calendar year).

•	GCU shall grant KBC the right to annually award an unlimited number of reduced tuition scholarships (“Reduced Tuition Scholarships”) to employees of KBC and to immediate family members of KBC employees. The cost of these Reduced Tuition Scholarships shall be forty percent (40%) of the then current tuition (i.e., a sixty percent (60%) tuition discount). KBC will be responsible for explaining the additional financial obligations (books, housing if applicable, etc.) to any individual receiving either a Full Tuition Scholarship or a Reduced Tuition Scholarship.

•	GCU shall agree that the Full Tuition Scholarships and the Reduced Tuition Scholarships apply to both ground and online degree programs offered by GCU.
2. Changes to License Agreement. The following changes shall be made to the License Agreement:
•	Paragraph 6, “Exclusivity of License”, shall be modified to clarify that the right of GCU to use the intellectual property of KBC to develop the GCU Courses is non-exclusive.

•	Paragraph 11, “Term of License”, shall be amended to extend the Initial Term of the License Agreement to February 6, 2011 (five (5) years from the Effective Date of this Agreement).

•	The Tuition Fee established by Paragraph 17, “License Fees”, shall be changed from five percent (5%) to seven percent (7%).

•	Paragraph 18, “Membership Interests in Significant Education”, shall be modified so that as of the Effective Date, Blanchard Education will have earned (and will receive) 2.104 Units of membership interest in Significant Education.
Now, by signing below, the Parties duly authorized representatives do hereby agree to the commitments and promises set forth by this Agreement as of the Effective Date.

For: THE KEN BLANCHARD COMPANIES		For: GRAND CANYON UNIVERSITY

By:	/s/ Tom McKee	By:	/s/ Brent Richardson

	Tom McKee, President and CEO		Brent Richardson, President

Date:	February 6, 2006	Date:	February 6, 2006

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